CERTIFICATE OF FORMATION

                                       OF

                    ACP STRATEGIC OPPORTUNITIES FUND II, LLC


The undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST: The name of the limited liability company (hereinafter referred to as the "Company") is "ACP Strategic Opportunities Fund II, LLC."

SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

The name of the Company's registered agent at that address is Corporation Services Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 28th day of January, 2002.


                                             /S/ JOHN H. GRADY, JR.
                                             --------------------------------
                                             By:    John H. Grady, Jr.
                                             Title: Authorized Person